EXHIBIT 99.1

RPM Reports Record Fiscal 2023 Second-Quarter Results

•	Second-quarter net sales increased 9.3% to a record $1.79 billion

•	Second-quarter net income increased 5.2% to a record $131.3 million, income before income taxes was a record $175.1 million, diluted EPS was a record $1.02, and adjusted diluted EPS was a record $1.10

•	Second-quarter EBIT increased 4.9% to a record $196.2 million and adjusted EBIT increased 36.4% to a record $214.7 million

•	Fiscal 2023 third-quarter outlook calls for sales to increase in the low to mid-single-digit percentage range and adjusted EBIT to be between $75 million and $85 million

MEDINA, OH – January 5, 2023 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported financial results for its fiscal 2023 second quarter ended November 30, 2022.

“The second quarter was a positive one for RPM with record sales and significant margin expansion resulting in record adjusted EBIT,” commented RPM Chairman and CEO Frank C. Sullivan. “We generated these impressive results despite several macroeconomic challenges. We also introduced our MAP 2025 operating improvement program at an investor day during the quarter and are off to a promising start with year-to-date MAP benefits exceeding our targets.”

He added, “All four of our segments achieved record second-quarter sales, which included the impact of significant foreign exchange headwinds, and three of our four segments generated record second-quarter adjusted EBIT, despite continued year-over-year cost inflation.”

Second-Quarter 2023 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	November 30,	November 30,
	2022	2021	$ Change	% Change
Net Sales	$1,791,708	$1,639,538	$152,170	9.3%
Net Income Attributable to RPM Stockholders	131,344	124,875	6,469	5.2%
Diluted Earnings Per Share (EPS)	1.02	0.96	0.06	6.3%
Income Before Income Taxes (IBT)	175,135	163,154	11,981	7.3%
Earnings Before Interest and Taxes (EBIT)	196,202	186,972	9,230	4.9%
Adjusted EBIT(1)	214,673	157,345	57,328	36.4%
Adjusted EPS(1)	1.10	0.79	0.31	39.2%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

Record fiscal 2023 second-quarter sales were driven by increased pricing in response to continued inflation. In addition, volume grew in businesses that are benefiting from reshoring and infrastructure spending, and material supply improved through insourcing and qualifying new suppliers.

Geographically, demand was strong in the U.S. across a number of businesses and was solid in emerging markets. Demand in Europe, which accounted for 13.5% of sales, was weak as the region continued to be challenged by high inflation and difficult macroeconomic conditions.

Sales included 12.4% organic growth, 1.0% growth from acquisitions, and foreign currency translation headwinds of 4.1%.

Record fiscal 2023 second-quarter adjusted EBIT was driven by strong sales growth as well as MAP 2025 benefits, primarily from manufacturing and commercial improvement initiatives. Partially offsetting this growth were weakness in Europe, the negative impact of foreign currency translation and continued material cost inflation.

Second-Quarter 2023 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2022	2021	$ Change	% Change
Net Sales	$634,114	$614,190	$19,924	3.2%
Income Before Income Taxes	75,453	130,368	(54,915)	(42.1%)
EBIT	79,209	132,017	(52,808)	(40.0%)
Adjusted EBIT(1)	80,417	91,383	(10,966)	(12.0%)

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

CPG’s record fiscal second-quarter sales were driven by strength in restoration systems for commercial roofing, facades, and parking structures. Admixtures and repair products for concrete continued to gain market share, resulting in sales growth. Price increases in response to continued inflation also contributed to growth. Partially offsetting this growth were continued weak demand in Europe and reduced demand for businesses that serve the new residential home construction market. These pressures became more pronounced late in the fiscal 2023 second quarter. Foreign currency translation also negatively impacted growth.

Sales included 6.9% organic growth, 1.5% growth from acquisitions, and foreign currency translation headwinds of 5.2%.

EBIT declined 40.0% primarily as a result of a $41.9 million gain recognized in the fiscal 2022 second quarter related to the sale of real estate assets that did not reoccur in the fiscal 2023 second quarter. This gain was excluded from adjusted EBIT in the fiscal 2022 second quarter.

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

In addition to the CPG sales headwinds, adjusted EBIT was also negatively impacted by unfavorable mix and reduced fixed cost leverage at plants, including the Corsicana, Texas facility, which was acquired in the fiscal 2022 second quarter.

Performance Coatings Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2022	2021	$ Change	% Change
Net Sales	$335,151	$302,527	$32,624	10.8%
Income Before Income Taxes	45,294	37,854	7,440	19.7%
EBIT	45,002	37,607	7,395	19.7%
Adjusted EBIT(1)	46,193	39,616	6,577	16.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

PCG generated record fiscal second-quarter sales supported by volume growth across most of its businesses and price increases in response to continued cost inflation. Flooring systems, protective coatings, and fiberglass reinforced plastic grating all generated double-digit sales growth, fueled by a strong demand from manufacturing customers, due in part to reshoring. Energy market demand also contributed to growth.

Sales included 15.4% organic growth, 0.6% from acquisitions, and foreign currency translation headwinds of 5.2%.

Record second-quarter adjusted EBIT was driven by volume growth and price increases in response to inflation, which were partially offset by foreign currency translation headwinds.

Specialty Products Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2022	2021	$ Change	% Change
Net Sales	$212,084	$193,624	$18,460	9.5%
Income Before Income Taxes	27,431	20,591	6,840	33.2%
EBIT	27,438	20,620	6,818	33.1%
Adjusted EBIT(1)	29,953	20,916	9,037	43.2%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

SPG’s record second-quarter sales were led by strength in food coatings and additives as a result of strategically refocusing sales management and selling efforts. Additionally, the disaster restoration business benefited from the response to Hurricane Ian, where its ability to quickly meet increasing demand was aided by prior operational improvement investments. Price increases in response to continued cost inflation also contributed to sales growth.

Sales included 11.5% organic growth, 0.9% growth from acquisitions, and foreign currency translation headwinds of 2.9%.

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

Record second-quarter adjusted EBIT was driven by strong sales growth and the successful execution of MAP 2025 improvement initiatives.

Consumer Group

	Three Months Ended
$ in 000s	November 30,	November 30,
	2022	2021	$ Change	% Change
Net Sales	$610,359	$529,197	$81,162	15.3%
Income Before Income Taxes	93,873	33,104	60,769	183.6%
EBIT	93,872	33,031	60,841	184.2%
Adjusted EBIT(1)	94,214	33,613	60,601	180.3%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s record second-quarter sales were driven by selling price increases to catch up with continued cost inflation and strong sales growth in North America.

Sales included 17.5% organic growth, 0.4% growth from acquisitions and foreign currency translation headwinds of 2.6%.

Adjusted EBIT growth was driven by MAP 2025 operational initiatives that were realized as a result of improved material supply, as well as strong sales growth. Additionally, the Consumer Group experienced extraordinarily low profitability in the prior-year period due to severe supply chain disruptions resulting from a plant explosion at an alkyd resin supplier and high material cost inflation, which was not offset by commensurate price increases. The low profitability in fiscal 2022 second quarter contributed to the strong year-over-year adjusted EBIT growth in the fiscal 2023 second quarter.

Cash Flow and Financial Position

During the six months of fiscal 2023:

•

Cash provided by operating activities was $190.9 million compared to $159.4 million during the prior-year period. The increase was driven by higher earnings partially offset by increased inventory purchases in the fiscal 2023 first quarter designed to improve supply chain resiliency. During the fiscal 2023 second quarter, raw material purchases began normalizing.

•	Capital expenditures were $113.5 million compared to $101.4 million during the prior-year period driven by organic growth opportunities and MAP 2025 efficiency programs.

•

The company returned $130.6 million to shareholders through cash dividends and share repurchases. During the second quarter of fiscal 2023, RPM increased its annual dividend to $1.68 per share, representing the 49th consecutive year of dividend increases.

As of November 30, 2022:

•	Total debt was $2.84 billion compared to $2.47 billion a year ago. The increase was driven by increased working capital needs designed to improve supply chain resiliency.

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

•

Total liquidity, including cash and committed revolving credit facilities, was $880.0 million, compared to $1.32 billion a year ago. The decline was driven by a temporary increase in inventories to navigate recent supply chain challenges, which is expected to begin normalizing in the third quarter of fiscal year 2023.

Business Outlook

“While long-term visibility remains limited, economic conditions have recently become increasingly challenging as higher interest rates have negatively impacted construction activity, existing home sales, and overall economic activity. Additionally, some customers are temporarily moderating purchases as they normalize inventories in response to a more stable supply chain. As a result, certain RPM businesses have experienced reduced customer demand, a trend that is expected to continue throughout the third quarter. When combined with headwinds from foreign currency translation and inflation, we are forecasting year-over-year adjusted EBIT growth to slow or possibly modestly decline for the first time in five quarters,” Sullivan added.

“RPM is well positioned to successfully navigate this near-term volatility. By leveraging the strengths of our strategically balanced portfolio of businesses and focusing on the execution of our MAP 2025 initiatives, we are confident in our ability to continue creating long-term value,” he concluded.

The company expects in the fiscal year 2023 third quarter:

•	Consolidated sales to increase in the low-single-digit to mid-single-digit percentage range compared to prior-year record results.

•	CPG sales to decline in the low-single-digit to mid-single-digit percentage range compared to prior-year record results.

•	PCG sales to increase in the high-single-digit to low-double-digit percentage range compared to prior-year record results.

•	SPG sales to be flat compared to prior-year record results.

•	Consumer Group sales to increase in the mid-single-digit percentage range compared to prior-year record results.

•

Consolidated adjusted EBIT to be between $75 million and $85 million, which includes the impact of continued year-over-year inflation and foreign currency translation headwinds, compared to a record $80.6 million in the fiscal year 2022 third quarter.

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-877-270-2148 or 1-412-902-6510 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

For those unable to listen to the live call, a replay will be available from January 5, 2023, until January 12, 2023. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 9556870. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces, to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 16,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Senior Director of Investor Relations, at 330-273-5090 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our third-quarter fiscal 2023 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances,

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital, and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas-and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) the timing of and the realization of anticipated cost savings from restructuring initiatives and the ability to identify additional cost savings opportunities; (j) risks related to the adequacy of our contingent liability reserves; (k) risks relating to the Covid pandemic; (l) risks related to adverse weather conditions or the impacts of climate change and natural disasters; (m) risks relating to the Russian invasion of Ukraine and other wars;(n) risks related to data breaches and data privacy violations; and (o) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2022, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2022	2021	2022	2021
Net Sales	$1,791,708	$1,639,538	$3,724,028	$3,289,959
Cost of Sales	1,101,317	1,056,924	2,289,166	2,093,994

Gross Profit	690,391	582,614	1,434,862	1,195,965
Selling, General & Administrative Expenses	490,607	437,709	975,812	856,676
Restructuring Expense	1,272	2,977	2,626	3,988
Interest Expense	27,918	21,002	54,629	42,111
Investment (Income) Expense, Net	(6,851)	2,816	(3,187)	(2,934)
(Gain) on Sales of Assets, Net	—	(42,124)	—	(42,242)
Other Expense (Income), Net	2,310	(2,920)	4,726	(6,259)

Income Before Income Taxes	175,135	163,154	400,256	344,625
Provision for Income Taxes	43,593	38,038	99,435	84,714

Net Income	131,542	125,116	300,821	259,911
Less: Net Income Attributable to Noncontrolling Interests	198	241	464	454

Net Income Attributable to RPM International Inc. Stockholders	$131,344	$124,875	$300,357	$259,457

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.02	$0.97	$2.34	$2.01

Diluted	$1.02	$0.96	$2.33	$2.00

Average shares of common stock outstanding - basic	127,585	128,022	127,600	128,058

Average shares of common stock outstanding - diluted	128,911	128,494	128,887	128,537

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2022	2021	2022	2021
Net Sales:
CPG Segment	$634,114	$614,190	$1,363,811	$1,258,552
PCG Segment	335,151	302,527	675,585	588,122
SPG Segment	212,084	193,624	414,781	375,679
Consumer Segment	610,359	529,197	1,269,851	1,067,606

Total	$1,791,708	$1,639,538	$3,724,028	$3,289,959

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$75,453	$130,368	$184,655	$244,725
Interest (Expense), Net (b)	(3,756)	(1,649)	(4,523)	(3,519)

EBIT (c)	79,209	132,017	189,178	248,244
MAP initiatives (d)	1,208	1,272	2,389	2,224
(Gain) on Sales of Assets, Net (g)	—	(41,906)	—	(41,906)

Adjusted EBIT	$80,417	$91,383	$191,567	$208,562

PCG Segment
Income Before Income Taxes (a)	$45,294	$37,854	$92,248	$72,932
Interest Income, Net (b)	292	247	473	331

EBIT (c)	45,002	37,607	91,775	72,601
MAP initiatives (d)	1,191	1,537	2,293	3,734
Acquisition-related costs (e)	—	—	—	339
Unusual executive costs (f)	—	472	—	472

Adjusted EBIT	$46,193	$39,616	$94,068	$77,146

SPG Segment
Income Before Income Taxes (a)	$27,431	$20,591	$55,316	$45,147
Interest (Expense), Net (b)	(7)	(29)	(5)	(64)

EBIT (c)	27,438	20,620	55,321	45,211
MAP initiatives (d)	2,515	296	4,281	632

Adjusted EBIT	$29,953	$20,916	$59,602	$45,843

Consumer Segment
Income Before Income Taxes (a)	$93,873	$33,104	$210,562	$79,019
Interest Income, Net (b)	1	73	27	149

EBIT (c)	93,872	33,031	210,535	78,870
MAP initiatives (d)	342	570	749	860
Unusual executive costs (f)	—	12	—	776

Adjusted EBIT	$94,214	$33,613	$211,284	$80,506

Corporate/Other
(Loss) Before Income Taxes (a)	$(66,916)	$(58,763)	$(142,525)	$(97,198)
Interest (Expense), Net (b)	(17,597)	(22,460)	(47,414)	(36,074)

EBIT (c)	(49,319)	(36,303)	(95,111)	(61,124)
MAP initiatives (d)	13,215	6,274	28,528	10,158
Acquisition-related costs (e)	—	800	—	800
Unusual executive costs (f)	—	1,046	—	2,265

Adjusted EBIT	$(36,104)	$(28,183)	$(66,583)	$(47,901)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$175,135	$163,154	$400,256	$344,625
Interest (Expense)	(27,918)	(21,002)	(54,629)	(42,111)
Investment Income (Expense), Net	6,851	(2,816)	3,187	2,934

EBIT (c)	196,202	186,972	451,698	383,802
MAP initiatives (d)	18,471	9,949	38,240	17,608
Acquisition-related costs (e)	—	800	—	1,139
Unusual executive costs (f)	—	1,530	—	3,513
(Gain) on Sales of Assets, Net (g)	—	(41,906)	—	(41,906)

Adjusted EBIT	$214,673	$157,345	$489,938	$364,156

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because interest expense is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense - Other,” which have been recorded in Cost of Sales;

“Headcount reductions & closures of facilities and related costs,” which have been recorded in Restructuring Expense;

“Accelerated Expense - Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual credits triggered by executive departures,” & “Divestitures,” which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups associated with completed acquisitions and third-party consulting fees incurred in evaluating potential acquisition targets.

(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative.
(g)	Reflects the net gain associated with the sale of certain real property assets within our CPG segment during Q2 fiscal 2022.

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Six Months Ended
	November 30,	November 30,	November 30,	November 30,
	2022	2021	2022	2021
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.02	$0.96	$2.33	$2.00
MAP initiatives (d)	0.11	0.06	0.23	0.11
Acquisition-related costs (e)	—	0.01	—	0.01
Unusual executive costs (f)	—	0.01	—	0.02
(Gain) on Sales of Assets, Net (g)	—	(0.28)	—	(0.28)
Investment returns (h)	(0.03)	0.03	0.02	0.01

Adjusted Earnings per Diluted Share (i)	$1.10	$0.79	$2.58	$1.87

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

“Inventory-related charges,” & “Accelerated Expense - Other,” which have been recorded in Cost of Sales;
“Headcount reductions & closures of facilities and related costs,” which have been recorded in Restructuring Expense;

“Accelerated Expense - Other,” “Receivable (recoveries),” “ERP consolidation plan,” “Professional Fees,” “Unusual credits triggered by executive departures,” & “Divestitures,” all of which have been recorded in Selling, General & Administrative Expenses.

(e)

Acquisition costs reflect amounts included in gross profit for inventory step-ups associated with completed acquisitions and third-party consulting fees incurred in evaluating potential acquisition targets.

(f)	Reflects unusual compensation costs recorded unrelated to our MAP to Growth initiative.
(g)	Reflects the net gain associated with the sale of certain real property assets within our CPG segment during Q2 fiscal 2022.
(h)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(i)	Adjusted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	November 30, 2022	November 30, 2021	May 31, 2022
Assets
Current Assets
Cash and cash equivalents	$232,118	$192,851	$201,672
Trade accounts receivable	1,388,168	1,224,426	1,479,301
Allowance for doubtful accounts	(48,041)	(50,932)	(46,669)

Net trade accounts receivable	1,340,127	1,173,494	1,432,632
Inventories	1,389,591	1,040,923	1,212,618
Prepaid expenses and other current assets	355,024	352,153	304,887

Total current assets	3,316,860	2,759,421	3,151,809

Property, Plant and Equipment, at Cost	2,187,570	2,035,005	2,132,915
Allowance for depreciation	(1,061,701)	(1,011,928)	(1,028,932)

Property, plant and equipment, net	1,125,869	1,023,077	1,103,983

Other Assets
Goodwill	1,341,580	1,338,465	1,337,868
Other intangible assets, net of amortization	581,909	611,427	592,261
Operating lease right-of-use assets	295,384	302,701	307,797
Deferred income taxes	16,201	23,368	18,914
Other	171,710	196,440	195,074

Total other assets	2,406,784	2,472,401	2,451,914

Total Assets	$6,849,513	$6,254,899	$6,707,706

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$679,596	$655,502	$800,369
Current portion of long-term debt	3,713	302,719	603,454
Accrued compensation and benefits	197,266	180,549	262,445
Accrued losses	25,795	25,283	24,508
Other accrued liabilities	383,664	319,536	325,632

Total current liabilities	1,290,034	1,483,589	2,016,408

Long-Term Liabilities
Long-term debt, less current maturities	2,841,066	2,163,274	2,083,155
Operating lease liabilities	254,217	259,962	265,139
Other long-term liabilities	292,101	404,548	276,990
Deferred income taxes	80,010	105,770	82,186

Total long-term liabilities	3,467,394	2,933,554	2,707,470

Total liabilities	4,757,428	4,417,143	4,723,878

Stockholders’ Equity
Preferred stock; none issued	—	—	—
Common stock (outstanding 129,090; 129,677; 129,199)	1,291	1,297	1,292
Paid-in capital	1,113,025	1,073,039	1,096,147
Treasury stock, at cost	(756,872)	(675,471)	(717,019)
Accumulated other comprehensive (loss)	(601,046)	(573,745)	(537,337)
Retained earnings	2,334,063	2,010,991	2,139,346

Total RPM International Inc. stockholders’ equity	2,090,461	1,836,111	1,982,429
Noncontrolling interest	1,624	1,645	1,399

Total equity	2,092,085	1,837,756	1,983,828

Total Liabilities and Stockholders’ Equity	$6,849,513	$6,254,899	$6,707,706

RPM Reports Results for Fiscal 2023 Second Quarter

January 5, 2023

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Six Months Ended
	November 30,	November 30,
	2022	2021
Cash Flows From Operating Activities:
Net income	$300,821	$259,911
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,750	75,975
Restructuring charges, net of payments	—	(2,107)
Fair value adjustments to contingent earnout obligations	—	2,470
Deferred income taxes	(4,196)	(6,130)
Stock-based compensation expense	16,877	17,010
Net loss on marketable securities	2,812	1,817
Net (gain) on sales of assets	—	(42,242)
Other	(104)	(7)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	72,931	80,510
(Increase) in inventory	(189,487)	(124,941)
(Increase) in prepaid expenses and other current and long-term assets	(23,025)	(15,165)
(Decrease) in accounts payable	(95,502)	(29,291)
(Decrease) in accrued compensation and benefits	(62,724)	(73,449)
Increase (decrease) in accrued losses	1,465	(3,322)
Increase in other accrued liabilities	94,297	18,316

Cash Provided By Operating Activities	190,915	159,355

Cash Flows From Investing Activities:
Capital expenditures	(113,463)	(101,416)
Acquisition of businesses, net of cash acquired	(47,542)	(114,231)
Purchase of marketable securities	(10,309)	(9,476)
Proceeds from sales of marketable securities	7,071	6,179
Proceeds from sales of assets	—	50,599
Other	236	(55)

Cash (Used For) Investing Activities	(164,007)	(168,400)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	517,785	104,377
Reductions of long-term and short-term debt	(351,795)	(733)
Cash dividends	(105,640)	(100,725)
Repurchases of common stock	(25,000)	(12,500)
Shares of common stock returned for taxes	(14,825)	(9,959)
Payments of acquisition-related contingent consideration	(3,705)	(5,714)
Other	(2,627)	(710)

Cash Provided By (Used For) Financing Activities	14,193	(25,964)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(10,655)	(18,844)

Net Change in Cash and Cash Equivalents	30,446	(53,853)
Cash and Cash Equivalents at Beginning of Period	201,672	246,704

Cash and Cash Equivalents at End of Period	$232,118	$192,851